UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 10, 2009

ALLOY STEEL INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-32875	98-0233941
(State or other jurisdiction of incorporation)	Commission File Number)	IRS Employer Identification No.)

42 MERCANTILE WAY MALAGA
P.O. BOX 3087 MALAGA DC 6945

(Address of principal executive offices)

Registrant’s telephone number, including area code:  +61 8 9248 3188

ITEM 8.01 OTHER EVENTS

Quantum Leap for New Super Alloy

High demand for new Super Alloy Arcoplate products has prompted Alloy Steel International to expand their operations into Indonesia by the appointment of a company to carry out functions on its behalf and under its direction.

The first overseas engineering office, based in Jakarta, will house both marketing staff and engineering professionals.

The Indonesian capital was chosen as the hub of operations due to its proximity to the expanding South-east Asian market, the lower manufacturing costs and the availability of highly qualified technical staff.

Possible sites for the manufacturing facility are undergoing analysis regarding capital costs of construction and fit out.

The Arcoplate Super Alloy, released in July this year, can be manufactured thinner thus lighter and more durable than older white iron type products. A one inch Arcoplate Super Alloy plate can replace white iron products up to six inches thick. Successful laboratory tests and field trials have shown cost and energy savings by reducing friction, greater ease of handling, and less production shutdown time for plate replacements.

Mining clientele have indicated they will specify Arcoplate in their plant expansions, upgrades and in new mining and mineral processing applications worldwide. The new thicker sizes are in heavy demand worldwide.

The new Indonesian branch of Alloy Steel International will cater for clients extending their mining operations into Indonesia and will allow for further expansion into the Chinese, Indian and Mongolian markets.

Alloy Steel International Chairman, Mr Gene Kostecki, estimates that once the company has the facility to service the Indonesian market from a local base, demand for Arcoplate in Indonesia could exceed $10 million per annum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY STEEL INTERNATIONAL, INC.

Date: November 10, 2009	By:	/s/ Alan Winduss

Alan Winduss
Chief Financial Officer